Investors:	Media:
Ann Tanabe	Dan Budwick
Encysive Pharmaceuticals	BMC Communications
(713) 796-8822	(212) 477-9007 ext. 14
Marcy Strickler
The Trout Group
(212) 477-9007 ext. 27
FOR IMMEDIATE RELEASE
ENCYSIVE FILES FOR EUROPEAN MARKETING APPROVAL
OF THELIN™
HOUSTON- July 28, 2005- Encysive Pharmaceuticals (NASDAQ:ENCY) today announced that it has completed the submission of a Marketing Authorization Application (MAA) with the European Agency for the Evaluation of Medicinal Products (EMEA) for Thelin™ (sitaxsentan) 100 mg as a once daily oral treatment for patients with pulmonary arterial hypertension (PAH). The MAA will be reviewed under the EMEA’s centralized licensing procedure which, if approved, would grant Encysive marketing authorization for Thelin in all 25 member states of the European Union. Earlier this month, Encysive’s New Drug Application (NDA) for Thelin was filed with the U.S. Food and Drug Administration (FDA).
“The MAA submission is another key milestone in the advancement of our commercialization strategy for Thelin,” said Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. “We plan to work cooperatively with the EMEA in an effort to facilitate the review process and bring about, in a timely manner, our anticipated introduction of Thelin as a new treatment option for European PAH patients.”
Encysive’s MAA and NDA filings both contain the largest database ever assembled in regulatory filings for PAH, with approximately 900 PAH patients receiving Thelin in clinical evaluations. The Company conducted two randomized, placebo-controlled pivotal Phase III studies in support of worldwide product registrations. The second pivotal Phase III trial, STRIDE-2, was conducted under a Special Protocol Assessment with the FDA and met its primary objective of improved six-minute walk (6MW), with a statistically significant increase of 31.4 meters over placebo (p=0.03). Also in STRIDE-2, Thelin demonstrated a potential advantage in safety. The 100 mg dose of Thelin was associated with a 3% rate of liver function abnormality (elevation in liver enzymes to levels >3 times the upper limit of normal) in the 18-week study, compared to 6% for placebo and 11% for bosentan (Tracleer®), the only currently approved oral therapy for PAH in Europe.

About Thelin and PAH
Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.
Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart/lung or lung transplantation. PAH is estimated to afflict approximately 100,000 to 200,000 people worldwide, many of whom are children and young women.
The most frequent adverse events that occurred in patients receiving Thelin, which were more common than in placebo-treated patients, were headache, edema, nausea, upper respiratory tract infection, dizziness, insomnia, nasopharyngitis, and nasal congestion. Because Thelin inhibits the metabolism of warfarin, a decreased dose of warfarin is needed when co-administered with Thelin.
About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. We have successfully developed one FDA-approved drug, Argatroban, for the treatment of heparin-induced thrombocytopenia that is marketed by GlaxoSmithKline. The NDA for our lead drug candidate, Thelin™ (sitaxsentan sodium), an endothelin A receptor antagonist for the treatment of PAH, is now under active review by the Cardio-Renal Division of the FDA. In addition, we have an earlier stage clinical product candidate in development, TBC3711, a next generation endothelin receptor antagonist. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital resources, our ability to raise additional capital to fund cash requirements for future operations, timelines for initiating new clinical trials, planned announcements of clinical data, the possibility of obtaining regulatory approval, our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate, our ability to discover new drugs in the future, and our ability to establish future collaborative arrangements. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. Encysive undertakes no duty to update or revise these forward-looking statements.
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